Exhibit 99.1

Collectors Universe Reports Results for Third Quarter Ended March 31, 2008

NEWPORT BEACH, CA – May 9, 2008 - Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, diamonds and colored gemstones, today announced financial results for its third fiscal quarter of 2008 ended March 31, 2008.

For the third fiscal quarter of 2008, the Company reported net revenues of $10.9 million and a loss from continuing operations of $966,000, or $0.11 per diluted share.  This compares to net revenues of $11.1 million and a loss from continuing operations of $68,000 or $0.01 per diluted share, for the third fiscal quarter of 2007.  Results for the third quarter of fiscal 2008 reflect lower coin trade show revenues of approximately $950,000, reflecting one less trade show and more challenging conditions for trade show gold coin submissions in the quarter, due primarily to the rapid increase in gold bullion prices.

Operational and Financial Highlights for the third quarter:

▪	Despite a 10% decrease in coin revenues quarter-over-quarter, total revenues decreased by only 2% reflecting an 18% increase in our non coin and sportscards revenues.

▪	Jewelry revenues increased 30% quarter-over-quarter driven by colored gemstone volume increases.

▪	Reduced investment in diamond and gemstone grading business sales and marketing programs as we enter a more focused marketing phase.

▪	Reduced expenses in corporate general and administrative by 8% in 2008 March quarter compared to 2007 March quarter.

▪	A $0.25 cash dividend per common share for the quarter ended March 31, 2008, compared to $0.12 per common share for the same year ago quarter.

Michael Haynes, Chief Executive Officer, stated, “The coin revenues were down in our trade show business and not totally offset by increased revenues in our vintage and modern sectors. The trade shows business was adversely impacted by the considerable increase in gold prices, as a significant portion of the trade show business is associated with gold coins that trade with modest premiums over gold content.   All other business segments, including our developing business segment in jewelry, reported higher revenues in the quarter as compared to the same quarter in the previous year.  In addition, we began realizing increased operating efficiency in our corporate group which success we intend to expand into all of our operations.”

Third Fiscal Quarter Operating Results

Net revenues totaled $10.9 million for the three months ended March 31, 2008, a decrease of 2% compared to $11.1 million for the same period of the prior fiscal year, due to a decrease in authentication and grading service fees of 5% that was largely offset by an increase in other related service revenues of 21%.

Services gross profit margin was 45% in the third fiscal quarter of 2008 compared to 54% in the same quarter of last year.  The decrease was primarily attributable to a lower gross margin earned on coins grading services due primarily to the aforementioned reduction in coin trade show revenues (on which we earn a higher average service fees and therefore a higher gross profit margin, because show customers request faster turnaround times), and higher costs incurred in support of our coin grading activities.  In addition, the Company’s early stage diamond and colored gemstone grading businesses incurred higher direct costs, as the Company builds grading capacity in support of anticipated increased revenues in future periods.

Collectors Universe, Inc.

Operating expenses of $6.4 million for the three months ended March 31, 2008 were consistent with the level of operating expenses incurred in the three months ended March 31, 2007.  For the current quarter there was a decrease in sales and marketing expenses due to the lower costs incurred for the jewelry businesses as discussed above, higher general and administrative expenses incurred to support our colored gemstone business and higher intangibles amortization expense relating to capitalized software projects.

The resulting operating loss was $1.5 million for the three months ended March 31, 2008, as compared to an operating loss of $0.4 million for the three months ended March 31, 2007.

Interest income totaled $0.2 million in the current third quarter, compared with $0.5 million in the third quarter of last year.  That reduction was the result of a shift of funds into tax free investments, lower available cash balances and lower interest rates compared to the third quarter of fiscal 2007.

Year to Date Comparison

Net revenues totaled $31.7 million for the nine months ended March 31, 2008, an increase of 6%, compared to $29.8 million for the same period of the prior fiscal year.  Excluding product revenues, service revenues increased by 4% over the prior year’s nine-month period, as a result of increases in authentication and grading service fees of 1% and increases in other related service revenues of 18%.  Product revenues are sales of collectible coins acquired by us under the terms of our coin grading warranty and are not considered to be an integral part of our main revenue generating activities and are not expected to generate any meaningful profit.

Services gross profit margin was 44% in nine months ended March 31, 2008 compared to 54% in the same period last year.  The decrease was attributable mainly to the same issues that caused the decline in gross profit margin in the third quarter; however, in addition, our coin business recognized increased warranty costs of $822,000 in the second quarter related to an unusually large number of grading warranty claims.

Operating expenses totaled $18.6 million for the nine months ended March 31, 2008, as compared to $17.1 million for the comparable year ago period.  The increase reflects (i) an increase of $0.9 million in selling and marketing expenses primarily associated with the higher promotion costs for the jewelry businesses and higher costs incurred by our collectibles businesses at trade shows and for business development purposes (ii) an increase of $0.3 million in general and administrative expenses reflecting our ownership of our colored gemstone business for the full nine months in fiscal 2008 compared with seven and a half months in the nine month period to March 31, 2007 and increased stock-based compensation due to the issuance of restricted stock, and (iii) higher intangibles amortization expenses of $0.3 million incurred primarily relating to capitalized software projects and intangible assets acquired in the purchase of the Company’s colored gemstone business.

The resulting operating loss was $4.9 million for the nine months ended March 31, 2008, as compared to an operating loss of $1.2 million for the nine months ended March 31, 2007.

Interest income totaled $1.0 million in the nine months ended March 31, 2008 compared with $1.6 million in the same year ago period.  That reduction reflects a shift of funds into tax free investments, lower available cash balances and lower interest rates compared the same period of the prior year.

Financial Condition

At March 31, 2008, cash and cash equivalents totaled $28.2million compared with $42.4 million at June 30, 2007.  Net cash usage was $14.2 million for the first nine months of fiscal 2008, primarily comprised of cash dividends to stockholders of $6.4 million, payments for the repurchase and retirement of common stock of $1.3 million, expenditures for capital equipment and software of $2.4 million, net advances made to collectibles dealers by Collectors Finance Corp. of $1.4 million and cash used in operations of $3.0 million.  At March 31, 2008, the Company had working capital of $32.7 million and no long-term debt.

Collectors Universe, Inc.

Outlook

Haynes continued, “The development continued in the 2008 March quarter for our jewelry business, specifically with increases in revenue driven by increases in units from our colored gemstone business and higher average fees and supported by the increase in the average declared value of the diamonds submitted.  The continued growth of our Certified Diamond Exchange along with our discussions with customers and potential customers in the market show that we have been successful with our marketing investment in brand awareness and consequently, we are shifting our efforts to the next marketing phase, a more focused, unit-driven plan. The seasonality of the jewelry segment places us in the early stages of service selection for the upcoming 2008 holiday selling season and accordingly, we are aggressively pursuing new business relationships and distribution for our services.

As we complete this fiscal year, we will be implementing new procedures and processes taking better advantage of our investments in technology and we expect that our operating costs will be reduced and efficiencies increased in each of our businesses, including our corporate overhead, so that we right size our operations for the short and intermediate term.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Friday, May 9, 2008 at 5:00 p.m.  Eastern/2:00 p.m. Pacific.  Interested parties may participate in the conference call by dialing 800-366-7417 or 303-262-2139, five to ten minutes prior to the initiation of the call.  A replay of the conference call will be available through May 23, 2008, by dialing 800-405-2236 or 303-590-3000 and entering access code 11114122#.  A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com, under Investor Relations: Earnings Conference Calls.  The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond and colored gemstones markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps, currency, diamonds and colored gemstones.  The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps, diamonds and colored gemstones. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond and colored gemstone markets, and to offer new services in our existing markets will not be successful in enabling us to improve our profitability or may even cause us to incur losses.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2007 which we filed with the Securities and Exchange Commission on September 13, 2007.  Due to those risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future performance based solely on historical financial performance.  We also disclaim any obligation to update forward-looking statements contained in this news release or in our Annual Report or Quarterly Reports filed with the Securities and Exchange Commission.

Collectors Universe, Inc.

Contact:
Joseph Wallace	Brandi Piacente
Chief Financial Officer	Investor Relations
Collectors Universe	The Piacente Group, Inc.
949-567-1245	212-481-2050
Email: jwallace@collectors.com	Email: brandi@thepiacentegroup.com

- tables to follow -

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net Revenues:
Grading, authentication and related services	$10,875	$11,068	$30,757	$29,629
Product sales	21	13	928	143
	10,896	11,081	31,685	29,772
Cost of Revenues:
Grading, authentication and related services	5,977	5,130	17,153	13,753
Product sales	20	8	841	108
	5,997	5,138	17,994	13,861
Gross profit	4,899	5,943	13,691	15,911
Operating expenses:
Selling and marketing expenses	2,164	2,411	6,043	5,106
General and administrative expenses	3,960	3,729	11,637	11,389
Amortization of intangible assets	317	219	873	577
Total operating expenses	6,441	6,359	18,553	17,072
Operating loss	(1,542)	(416)	(4,862)	(1,161)
Interest income, net	239	511	979	1,624
Other income	1	2	4	8
Income (loss) before income taxes	(1,302)	97	(3,879)	471
Provision (benefit) for income taxes	(336)	165	(1,364)	336
Income (loss) from continuing operations	(966)	(68)	(2,515)	135
Income from discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	-	99	(4)	190
Net income (loss)	$(966)	$31	$(2,519)	$325

Net income (loss) per basic share:
Income (loss) from continuing operations	$(0.11)	$(0.01)	$(0.30)	$0.02
Income from discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	-	0.01	-	0.02
Net income (loss)	$(0.11)	$-	$(0.30)	$0.04

Net income (loss) per diluted share:
Income (loss) from continuing operations	$(0.11)	$(0.01)	$(0.30)	$0.02
Income from discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	-	0.01	-	0.02
Net income (loss)	$(0.11)	$-	$(0.30)	$0.04

Weighted average shares outstanding:
Basic	8,470	8,381	8,475	8,346
Diluted	8,470	8,587	8,475	8,612
Dividends declared per common share	$0.25	$0.12	$0.75	$0.28

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	March 31,	June 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$28,167	$42,386
Accounts receivable, net of allowance of $74 at March 31, 2008 and $60 at June 30, 2007	1,744	1,276
Refundable income taxes	1,100	1,220
Inventories, net	1,073	442
Prepaid expenses and other current assets	1,380	1,060
Customer notes receivable, net of allowance of $28 at March 31, 2008 and $23 at June 30, 2007	3,985	2,536
Net deferred income tax asset	2,921	1,020
Receivable from sale of net assets of discontinued operations	92	92
Total current assets	40,462	50,032

Property and equipment, net	4,544	4,081
Goodwill	13,038	12,884
Intangible assets, net	10,181	10,365
Note receivable from sale of discontinued operations	160	229
Other assets	565	510
	$68,950	$78,101
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,434	$1,435
Accrued liabilities	1,994	2,154
Accrued compensation and benefits	1,486	1,988
Income taxes payable	289	14
Deferred revenue	2,530	2,233
Current liabilities of discontinued operations held for sale	4	-
Total current liabilities	7,737	7,824

Deferred rent and other long-term liabilities	554	517
Net deferred income tax liability	1,118	869

Stockholders’ equity:
Preferred stock, $.001 par value; 5,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 45,000 shares authorized; 8,451 shares outstanding at March 31, 2008 and 8,496 at June 30, 2007	8	9
Additional paid-in capital	76,481	76,737
Accumulated deficit	(16,948)	(7,855)
Total stockholders' equity	59,541	68,891
	$68,950	$78,101

# # #